EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 1st day of October, 1999, ("Effective Date")by and between Paradise Music & Entertainment, Inc. ("Employer") and Jay Walkingshaw, an individual (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, Employer and the Executive wish to set forth the terms and conditions of the Executive's employment by Employer effective as of October 1, 1999 ("Effective Date").

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Employment. Employer agrees to employ the Executive for the Term specified in Section 2 and in the capacities set forth in Section 3 and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

      2. Term. This Agreement shall be for a term commencing on the Effective Date and expiring on June 30, 2003 ("Term").

      3. Duties and Responsibilities.

            (a) During the Term, the Executive shall serve as President and Chief Operating Officer of Employer and as such all division heads of Employer shall report to the Executive. The Executive shall report to the Chief Executive Officer and/or the Board of Directors of Employer.

            (b) Except as provided for in Schedule A annexed hereto or as otherwise mutually agreed to in writing, the Executive shall devote substantially all his business efforts to the affairs of Employer. The Executive will devote his best efforts, skill and ability: (i) to promote Employer's interests; (ii) to carry out his duties in a competent and professional manner; and (iii) to work with other employees of Employer in a competent and professional manner.

            (c) The Executive shall be headquartered in New York, New York, and, subject to reasonable travel, the Executive's duties shall be performed in New York, New York, unless mutually agreed upon by the Executive and Employer.

      4. Compensation.

            (a) As compensation for services rendered hereunder and in consideration of his agreement not to compete as set forth in Section 11 below, Employer shall pay the Executive at a rate of $450,000 ("Annual Salary") per annum payable in accordance with Employer's normal payroll practices. In addition the executive will recerive a one time signing bonus of 12,500. The Executive's compensation will be reviewed annually, with respect to possible increases only, by Employer's Compensation Committee with bonus awards or increases in salary to be considered based on the Executive's and Employer's performance. The determination of bonus awards will take into account Employer's overall profitability, growth, capital appreciation and unused vacation. Such awards may consist of all or a combination of cash, stock, stock options, stock warrants, stock appreciation rights or other forms of non-cash compensation as mutually agreed upon between the Compensation Committee and the Executive.

            (b) In addition to the compensation set forth in Section 4(a) above, the Executive will receive ten year non-qualified stock options for 600,000 shares of Employer's Common Stock, $.01 par value. Such options will be granted outside Employer's existing stock option plan. The exercise prices for such options are $5.00. One-third of such options will vest on July 2000; one-third of such options will vest on July 2001; and one-third of such options will vest on July 2002, provided that, in each case, the Executive is employed by Employer on the applicable vesting date. In the event of the Executive's death during the first one year vesting period, options for 200,000 shares shall vest upon the Executive's death. If the Executive's employment by Employer terminates for any reason, the Executive (or his estate) shall have 90 days (five years in the case of the Executive's estate) after such termination date to exercise all vested options. Employer shall promptly file and continue to keep effective and supplemented, without cost to the Executive, an S-8 registration statement covering the shares to be issued upon exercise of the option, as well as an S-8 reoffer prospectus pursuant to which the Executive can make unrestricted sales of the shares.

      5. Benefits.

            (a) During the Term, the Executive shall be entitled to participate in the benefit plans established by Employer for the benefit of its key executives. In addition, during the Term, the Employer shall provide the Executive with life insurance in the amount of $1,000,000. Employer will cooperate with the Executive with respect to the Executive's assignment of such policy to a life insurance trust for estate planning purposes.

            (b) The Executive shall be entitled to four (4) weeks of paid vacation per year.

            (c) Employer hereby agrees to indemnify, release and hold harmless the Executive to the fullest extent permitted by applicable law, including without limitation, when and if (i) he is the subject of any claim or is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, investigative or criminal by reason of the fact that he is or was an officer, director, employee, consultant or agent to Employer, its subsidiaries and/or affiliates, or by reason of any action alleged to have been taken or omitted in such capacity; (ii) against any and all costs, charges and expenses, including, without limitation, reasonable attorneys' and other fees and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection therewith and any appeal therefrom if the Executive acted in good faith and in a manner he reasonably believed to be in the best interests of the Employer, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any civil action, suit or proceeding by settlement or consent decree shall not, of itself, create a presumption that the Executive did not satisfy the foregoing standard of conduct to the extent applicable thereto. The Executive shall be added as an additional insured under all liability insurance policies now in force or hereafter obtained covering any officer of the Company in his capacity as an officer.

            (d) Employer shall reimburse the Executive for all properly vouchered reasonable business expenses.

      6. Key Man Insurance. Employer shall have the right to obtain key man life insurance for the benefit of Employer on the life of the Executive. If requested by Employer, the Executive shall submit to such physical examination and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable Employer to obtain such life insurance.

      7. Discharge by Employer.

            (a) Discharge for Cause. Employer shall be entitled to immediately terminate the Term and to discharge the Executive for cause, which shall be limited to the following grounds:

                  (i) Conviction of a felony involving any financial impropriety or which would materially interfere with the Executive's ability to perform his services required under this Agreement; or

                  (ii) Commission of a willful or intentional act of moral turpitude which reasonably could be expected to materially injure the reputation, business or business relationships of Employer, including acts of moral turpitude such as continuing alcohol or substance abuse or the material violation of the terms of Sections 10 and 11 hereof, which is not cured within 30 days after Executive has received a written notice from the Company stating in reasonable detail the willful or intentional act(s) at issue and the nature of the injury or damage. The preceding terms of this Section 7(a)(ii) shall not be applicable to any acts of the Executive that are undertaken in good faith in executing his duties under this Agreement.

            (b) Termination Without Cause. In the event the Executive's employment hereunder is terminated by Employer other than pursuant to Section 7(a) or Section 8, or if the Executive's employment is terminated by the Executive for Good Reason (as hereinafter defined), the Executive shall be entitled to receive the following:

                  (i) The Annual Salary that the Executive would have received for the remaining balance of the Term, payable in accordance with Employer's normal payroll practices.

                  (ii) Employer shall pay for the cost of 18 months of COBRA continuation coverage for the Executive.

                  (iii) Full vesting of all stock options issued to the Executive and not yet vested at the time of such termination. The Executive shall have the right to exercise such options during the remainder of the ten year option exercise term.

                  (iv) All premiums on any officers liability insurance policy maintained by Employer on the Executive's behalf which are necessary to cover any claims with respect to events, actions, etc. which arose prior to the Executive's termination and which claims are made prior to the expiration of the applicable statute of limitations.

                  (v) All other reimbursements, unpaid bonuses and other payments due to the Executive shall be paid in full within ten (10) business days following the effective date of such termination.

For purposes of this Agreement, "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are fully corrected within 30 days following written notification by the Executive to Employer that he intends to terminate his employment hereunder for one of the reasons set forth below, which notice shall specify the nature of such breach or event in reasonable detail:

                  (i) A material breach by Employer of any provision of this Agreement; or

                  (ii) Any change in the Board of Directors of Employer pursuant to a "change in control" of Employer.

Executive shall be entitled to all amounts provided in (b) and shall have no duty to mitigate damages.

      8. Disability, Death.

            (a) If the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability as determined by a competent medical doctor (all such causes being herein referred to as "Disability") and the Executive shall fail to have performed substantially such duties for 90 consecutive days or for periods aggregating 180 days, whether or not continuous, in any continuous period of one year (such 90th or 180th day to be known as the "Disability Date"), Employer shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month thereafter upon written notice to him. The Executive shall be entitled to his Annual Salary for the remainder of the fiscal year in which the Disability Date occurred plus all bonuses earned through the Disability Date for such fiscal year.

            (b) In case of the death of the Executive, this Agreement shall terminate and Employer shall be obligated to pay to the Executive's estate or as otherwise directed by the Executive's duly appointed and authorized legal representative, the Annual Salary for the remainder of the fiscal year in which death occurs and all bonuses earned through the date of death for such fiscal year.

      9. Voluntary Termination. If the Executive voluntarily terminates his employment prior to the end of the Term, he shall only be entitled to receive compensation accrued through the date of termination. Nothing contained in this
Section 9 shall be deemed or construed to provide or grant Employer the right to terminate this Agreement other than in accordance with Section 7 or Section 8.

      10. Confidential Information. The Executive recognizes that he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of Employer, or any of its affiliates, and which has been and will be imparted to him from time to time in the course of his employment with Employer. In light of this understanding, the Executive agrees that:

            (a) the Executive shall not at any time knowingly use or disclose, directly or indirectly, any of the confidential information or trade secrets which is the property of Employer, or any of its affiliates, to any person, except that he may use and disclose to authorized Employer personnel, licensees or franchisees in the course of his employment; and

            (b) within five (5) days from the date upon which his employment with Employer is terminated, for any reason or for no reason, or otherwise upon the request of Employer, he shall return to Employer any and all documents and materials which constitute or contain the confidential information or trade secrets of Employer, or any of its affiliates.

For purposes of this Agreement, the terms "confidential information" or "trade secrets" shall include all information of any nature and in any form which is owned by Employer, or any of its affiliates, and which is not publicly available or generally known to persons engaged in businesses similar to that of Employer, or any of its affiliates. Notwithstanding the foregoing, when the Executive's employment with Employer is terminated, for whatever reason, the limitations provided in this Section 10 shall not prevent the Executive from using for his own benefit any information which he acquired prior to the Effective Date.

      11. Non-Competition.

            (a) The Executive agrees that his services hereunder are of a special character, and his position with Employer places him in a position of confidence and trust with Employer's artists, clients, customers and employees. The Executive and Employer agree that in the course of employment hereunder, the Executive has and will continue to develop a personal acquaintanceship and relationship with Employer's artists, clients and customers, and a knowledge of those artists', clients' and customers' affairs and requirements which may constitute Employer's primary or only contact with such artists, clients and customers. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Employer that the Executive make the covenants contained herein and that Employer would not have entered into this Agreement or the

Purchase Agreement unless the covenants set forth in this Section 11 were contained in this Agreement. Accordingly, the Executive agrees that while he is in Employer's employ, and for a three month period thereafter the Executive will not, without the prior written consent of Employer, either directly or indirectly, or in any capacity whether as a promoter, proprietor, partner, joint venturer, employee, agent, consultant, director, officer, manager, equity holder (except (i) as an equity holder holding less than five percent (5%) of a publicly traded company's issued and outstanding equity securities, or otherwise or (ii) as a passive investor in private companies in amounts up to $1,000,000, provided that investments above $1,000,000 shall be permitted if first offered to Employer), work for, act as a consultant to or own any interest in any direct competitor of Employer which operates in or provides services essentially the same as Employer in any portion of the geographic territory where Employer operates or sells its products or services, except as allowed pursuant to
Section 3(b) of this Agreement. Subject to Section 3(b), the preceding sentence shall not prevent or preclude the Executive from engaging in a business activity that is not competitive with Employer if Employer thereafter engages in such business activity. The foregoing restrictions are hereinafter referred to as the "Non-Compete Restrictions". The Executive further agrees that during the Term, and for the one year period following the Executive's termination of employment with Employer, the Executive will not solicit any employee of Employer (i) to become, an employee of Employer, (ii) to alter, terminate or refrain from extending or renewing any contractual or other relationship with Employer, or
(iii) to commence a similar or substantially similar relationship with the Executive, any entity with whom the Executive is affiliated or employed by or any direct competitor of Employer. The restrictions in the immediately preceding sentence are hereinafter referred to as the "Non-Solicitation Restrictions". If the Executive voluntarily terminates his employment prior to the end of the Term or if Employer terminates the Executive's employment for reasons of cause prior to the end of the Term, the Non-Compete Restrictions and the Non-Solicitation Restrictions shall apply for a period of one year following such termination. Notwithstanding the foregoing, if Employer breaches any provision of this Agreement, which breach is not cured within 10 days after written notice thereof from the Executive to Employer, the Non-Compete Restrictions shall not apply.

            (b) As used in this Section 11, the term "Employer" shall include subsidiaries of Employer, and the term "employee" shall mean any person who is then, or who had been at any time during the three month period immediately preceding the date of termination of the Executive's employment, an employee of Employer.

            (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth herein is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

            (d) The existence of any claim or cause of action of the Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of those covenants and agreements.

      12. Resolution of Disputes. Any dispute by and among the parties hereto arising out of or relating to this Agreement, the terms, conditions or a breach thereof, or the rights or obligations of the parties with respect thereto, shall be arbitrated in the City of New York, New York, before and pursuant to then applicable commercial rules and regulations of Jams - Endispute, or any successor organization. The arbitration proceedings shall be conducted by a panel of three arbitrators, one of whom shall be selected by Employer, one by the Executive (or his legal representative) and the third arbitrator by the first two so chosen. The parties shall use their best efforts to assure that the selection of the arbitrators shall be completed within 30 days and the parties shall use their best efforts to complete the arbitration as quickly as possible. In such proceeding, the arbitration panel shall determine who is a substantially prevailing party and shall award to such party its reasonable attorneys', accountants' and other professionals' fees and its costs incurred in connection with the proceeding. The award of the arbitration panel shall be final, binding upon the parties and nonappealable and may be entered in and enforced by any court of competent jurisdiction. Such court may add to the award of the arbitration panel additional reasonable attorneys' fees and costs incurred by the substantially prevailing party in attempting to enforce such award.

      13. Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions of this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

      14. Assignment. This Agreement is a personal contract and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer. If any assignment or transfer of rights hereunder is attempted by the Executive contrary to the provisions hereof, Employer shall have no further liability for payments hereunder.

      15. Modification. This Agreement may not be canceled, changed, modified or amended orally, and no cancellation, change, modification or amendment shall be effective or binding, unless it is in writing, signed by both parties to this Agreement.

      16. Severability, Survival. If any provision of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement nevertheless shall be binding upon the parties with the same effect as though the void or enforceable part has been Severed and deleted.

      17. Notice. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or by telex, telecopier or telegraph, charges prepaid, to the following address or such other address as shall be specified by written notice:

      To Employer:      Paradise Music & Entertainment, Inc.
                        53 West 23rd Street
                        New York, New York 10010
                        Attention:  Chief Executive Officer
                        Fax No.: 212-845-6480

      with a copy to:   Davis & Gilbert LLP
                        1740 Broadway, 3rd Floor
                        New York, New York 10019
                        Attn:  Walter M. Epstein, Esq.
                        Fax No.: 212-468-4888

      To the Executive: Jay Walkingshaw
                        14 Appletree Hill
                        Mt. Kisco, New York 10549
                        Fax No.: 212-845-6480

      with a copy to:   Morrison Cohen Singer & Weinstein LLP
                        750 Lexington Avenue
                        New York, New York 10022
                        Attn.: Donald Chase, Esq.
                        Fax No.: 212-735-8708

      18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      19. No Conflict. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this agreement or which would be breached by the Executive upon his performance of his duties pursuant to this agreement.

      20. Entire Agreement. This agreement represents the entire agreement between Employer and the Executive with respect to the subject matter hereof, and all prior agreements relating to the employment of the Executive, written or oral, are nullified and superseded hereby.

      21. Representations of Employer. Employer has the full corporate power and authority to make, execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of Employer, and this Agreement has been duly and validly executed and delivered by Employer and assuming due authorization, execution and delivery by the Executive, constitutes legal, valid and binding obligations of Employer, enforceable against it in accordance with its terms. Employer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

      IN WITNESS WHEREOF, the parties have set their hands and seals on and as of the day and year first above written.

                              PARADISE MUSIC & ENTERTAINMENT, INC.

                              By:
                                 ---------------------------------------
                                 Name:
                                 Title:


                              ------------------------------------------
                              Jay Walkingshaw

                                                                      Schedule A

                           Walkingshaw Exempt Entities

Walkingshaw & Associates, Inc.

U.S. Narrow Network, Inc.

drugstore.net, inc.

Avitar, Inc.

Sunrise Technologies International